Exhibit 21.  Subsidiaries of the Registrant


                             The Morgan Group, Inc.
                                   (Delaware)


        100%                                 100%                         100%
Morgan Drive Away, Inc.         Interstate Indemnity Company           TDI, Inc.
      (Indiana)                           (Vermont)                    (Indiana)




          100%                                    99%
Morgan Finance, Inc.            Transport Insurance Services Agency LLC
      (Indiana)                                (Indiana)





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                     Subsidiaries of Morgan Drive Away, Inc.


       100%                               100%                                                1%
MDA Corporation           Transportation Services Unlimited, Inc.           Transport Insurance Services Agency LLC
     (Oregon)                           (Indiana)                                          (Indiana)

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